AGREEMENT AND RELEASE
This Agreement and Release (the “Agreement”) is dated February 5, 2014 and is made by and between Bitcoin Shop Inc. f/k/a TouchIt Technologies, Inc. (the “Company”) and Ronald Murphy (“Murphy” and collectively with Company, the “Parties”).

WHEREAS, Murphy is a former officer and director of the Company and the Company currently owes Murphy $59,913.40 as a result of certain loans advanced to the Company by Murphy (the “Debt”);

WHEREAS, on or around the date of this Agreement, the Company is expected to enter into a Securities Exchange Agreement (the “Securities Exchange Agreement”) with BitcoinShop.us, LLC a Maryland Limited Liability Company (“Bitcoin”), all members of Bitcoin, and certain other interest holders of the Company;

WHEREAS, pursuant to the Securities Exchange Agreement, it is expected, among other things, that (i) the Company will become the owner of all membership interests in Bitcoin; (ii) the Company will spin out certain assets and liabilities of the Company; (iii) the Company will secure releases for the amounts owed to certain related parties of the Company, including Murphy; and (iv) certain affiliates of the Company, including Murphy, will sell a block of their common stock of the Company to a third party (the “Acquisition Transaction”);

WHEREAS, in contemplation of the Acquisition Transaction, Murphy has agreed to relieve the Company from any obligation to repay the Debt; and

NOW, THEREFORE, in consideration of the mutual conditions and covenants contained in this Agreement, and for other good and valuable consideration, the sufficiency and receipt of which is hereby acknowledged, it is hereby stipulated, consented to and agreed between the Parties as follows:

1.           As an inducement for Murphy to enter into this Agreement, the Company shall enter into the Securities Exchange Agreement and consummate the Acquisition Transaction.

2.           Upon the consummation of the Acquisition Transaction, any instruments evidencing the Debt shall be deemed null and void.

3.           In consideration for and immediately upon the consummation of the Acquisition Transaction, Murphy releases and discharges the Company (the “Releasee”), the Releasee’s heirs, executors, administrators, parent company, holding company, subsidiaries (including without limitation, BitcoinShop.us, LLC), successors, officers, directors, principals, control persons, past and present employees, attorneys, insurers, and assigns from all actions, cause of action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreement (including, without limitation, hypothecs and other security agreements), promises, variances, trespasses, damages, judgments, extents, executions, claims, and demands whatsoever, in law, admiralty or equity, against the Releasee, that Murphy, or their heirs, executors, administrators, successors and assigns ever had, now have or hereafter can, shall or may, have for, upon, or by reason of any matter, cause or thing whatsoever, whether or not known or unknown, from the beginning of the world to the day of the date of this Release, including, but not limited to, the Debt.

4.           Notwithstanding the foregoing, the terms, conditions and obligations of this Agreement shall be contingent upon the execution and consummation of the Securities Exchange Agreement and related transaction documents by the Company, BitcoinShop.us, LLC and other related parties.

5.           The parties understand and agree that this Agreement, including the facts and circumstances underlying the Acquisition Transaction, shall forever be deemed confidential between the parties.  Except as required under the statues, rules or regulations of any federal or state government, government agency, court of competent jurisdiction or securities industry self regulatory organization, of which the Company and/or Murphy is a member, the parties shall not disclose or divulge to others the terms or substance of this Agreement or the transactions contemplated hereby.

6.           All parties acknowledge and represent that: (a) they have read the Agreement; (b) they clearly understand the Agreement and each of its terms; (c) they fully and unconditionally consent to the terms of this Agreement; (d) they have had the benefit and advice of counsel of their own selection; (e) they have executed this Agreement, freely, with knowledge, and without influence or duress; (f) they have not relied upon any other representations, either written or oral, express or implied, made to them by any person; and (g) the consideration received by them has been actual and adequate.

7.           This Agreement contains the entire agreement and understanding concerning the subject matter hereof between the parties and supersedes and replaces all prior negotiations, proposed agreement and agreements, written or oral.  Each of the parties hereto acknowledges that neither any of the parties hereto, nor agents or counsel of any other party whomsoever, has made any promise, representation or warranty whatsoever, express or implied, not contained herein concerning the subject hereto, to induce it to execute this Agreement and acknowledges ands warrants that it is not executing this Agreement in reliance on any promise, representation or warranty not contained herein.

8.           This Agreement may not be modified or amended in any manner except by an instrument in writing specifically stating that it is a supplement, modification or amendment to the Agreement and signed by each of the parties hereto.

9.           Should any provision of this Agreement be declared or be determined by any court or tribunal to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal or invalid part, term or provision shall be severed and deemed not to be part of this Agreement.

10.           This Agreement may be executed in facsimile counterparts, each of which, when all parties have executed at least one such counterpart, shall be deemed an original, with the same force and effect as if all signatures were appended to one instrument, but all of which together shall constitute one and the same Agreement.

11.	Each party hereto shall be responsible for its own legal fees in connection herewith.

12.           This Agreement shall be governed, interpreted, and construed in accordance with the laws of the State of New York.

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IN WITNESS WHEREOF, the parties have duly executed this Agreement and Release as of the date first indicated above.

Bitcoin Shop Inc.	Ronald Murphy
By:
Title: